UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
Washington, D.C. 20549	Expires: January 31, 2008
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule §240.14a-12

BEA SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BEA SYSTEMS, INC.

Notice of Annual Meeting of Stockholders
To Be Held June 23, 2005

To the Stockholders of BEA Systems, Inc.

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (“Annual Meeting”) of BEA Systems, Inc., a Delaware corporation, (the “Company”) will be held at Techmart, located at 5201 Great America Parkway, Santa Clara, California, at 3:00 p.m., Pacific Daylight Time, on June 23, 2005, for the following purposes:

1.	To elect two Class II directors to hold office until the 2008 annual meeting of stockholders or until their successors are elected and qualified.

2.	To ratify and approve the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 31, 2006.

3.	If properly presented at the Annual Meeting, to consider a stockholder proposal regarding director election by majority vote.

4.	If properly presented at the Annual Meeting, to consider a stockholder proposal regarding declassification of the Board of Directors.

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement which is attached hereto and made a part hereof.

The Board of Directors has fixed the close of business on April 29, 2005 as the record date for determining the stockholders entitled to notice of and to vote at the 2005 Annual Meeting and any adjournment or postponement thereof.

By Order of the Board of Directors,

Alfred S. Chuang
Chairman of the Board, Chief Executive
Officer and President

San Jose, California
May 16, 2005

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS IN PERSON, YOU ARE URGED TO VOTE AS PROMPTLY AS POSSIBLE TO ENSURE YOUR REPRESENTATION AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD CAN VOTE THEIR SHARES BY USING THE INTERNET OR THE TELEPHONE. INSTRUCTIONS FOR USING THESE CONVENIENT SERVICES ARE SET FORTH ON THE ENCLOSED PROXY CARD. STOCKHOLDERS MAY ALSO VOTE THEIR SHARES BY MARKING, SIGNING, DATING AND RETURNING THE PROXY CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF YOU SEND IN YOUR PROXY CARD AND THEN DECIDE TO ATTEND THE ANNUAL MEETING TO VOTE YOUR SHARES IN PERSON, YOU MAY STILL DO SO. YOUR PROXY IS REVOCABLE IN ACCORDANCE WITH THE PROCEDURES SET FORTH IN THE PROXY STATEMENT.

BEA SYSTEMS, INC.

2315 North First Street
San Jose, California 95131

PROXY STATEMENT

General Information

This proxy statement (the “Proxy Statement”) is furnished to the stockholders of BEA Systems, Inc., a Delaware corporation, (the “Company”) by the Company in connection with the solicitation by the Board of Directors of the Company (the “Board” or “Board of Directors”) of proxies in the accompanying form for use in voting at the 2005 annual meeting of stockholders (the “Annual Meeting”) of the Company to be held on June 23, 2005, at Techmart, located at 5201 Great America Parkway, Santa Clara, California at 3:00 p.m., Pacific Daylight Time, and any adjournment or postponement thereof. The shares represented by the proxies received, properly marked, dated, executed and not revoked will be voted at the Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company (to the attention of Robert F. Donohue, the Company’s Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation and Voting Procedures

This Proxy Statement and the accompanying proxy were first sent by mail to stockholders on or about May 16, 2005. The costs of this solicitation are being borne by the Company. The Company has retained the services of Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies for a fee not to exceed $8,000, plus any customary out-of-pocket expenses and service fees. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy materials to such beneficial owners. Proxies may also be solicited by certain of the Company’s directors, officers and regular employees, without additional compensation, either personally or by telephone or facsimile.

The close of business on April 29, 2005 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock (“Common Stock”) of the Company entitled to notice of and to vote at the Annual Meeting. As of the close of business on the Record Date, the Company had approximately 391,954,563 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. Each outstanding share of Common Stock on the Record Date is entitled to one vote on all matters.

A majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. For the election of directors in Proposal No. 1, the two candidates who receive the greatest number of votes cast at the Annual Meeting shall be elected, provided a quorum is present. The affirmative vote of a majority of the shares of the Company’s Common Stock present in person or represented by proxy at the Annual Meeting, and entitled to vote, shall be required to approve Proposal Nos. 2, 3 and 4, provided a quorum is present. Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and are, therefore, included for purposes of determining whether a quorum of shares is present at the Annual Meeting. Broker “non-votes” are not counted in the tabulation of the voting results on the election of directors or for purposes of determining the number of votes cast with respect to a particular proposal and, therefore, do not have an effect on the vote. A broker “non-vote” occurs when a broker submits a proxy card with respect to shares of common stock held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include, among others, the election of directors and ratification of auditors (Proposals Nos. 1 and 2). Non-routine matters include, among others, stockholder proposals (Proposals Nos. 3 and 4). For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting, so abstentions have the same effect as negative votes.

Shares of Common Stock cannot be voted until either a signed proxy card is returned, voting instructions are submitted by using the Internet or by calling a specifically designated telephone number. Specific instructions for stockholders of record who wish to use the Internet or telephone voting procedures are set forth on the enclosed proxy card. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to provide their voting instructions, and to confirm that their instructions have been recorded properly. The Company believes the procedures which have been put in place are consistent with the requirements of applicable law. Any stockholder may change his or her vote prior to the Annual Meeting by (i) revoking the proxy, (ii) submitting a proxy bearing a later date, (iii) submitting new voting instructions via the Internet, (iv) calling the specifically designated telephone number, or (v) attending the Annual Meeting and voting in person.

An automated system administered by ADP-Investor Communication Services (“ADP”) will tabulate votes cast by proxy and a representative of the Company will tabulate votes cast in person at the Annual Meeting.

Electronic Access to Proxy Materials, Annual Report and Voting Electronically Via the Internet

Stockholders who elected to receive the Proxy Statement and the annual report on Form 10-K (the “Annual Report”) over the Internet will be receiving an e-mail on or about May 16, 2005 with information on how to access stockholder information and instructions for voting over the Internet. Stockholders of record may vote via the Internet until 11:59 p.m. Eastern Daylight Time, June 22, 2005.

If a stockholder’s shares are registered in the name of a brokerage firm and the stockholder has not elected to receive the Proxy Statement and Annual Report over the Internet, the stockholder may still be eligible to vote shares electronically over the Internet. Many brokerage firms participate in the ADP online program, which provides eligible stockholders who receive a paper copy of the Proxy Statement and Annual Report the opportunity to vote via the Internet. If a stockholder’s brokerage firm is participating in ADP’s program, the proxy card will provide instructions. If the proxy card does not reference Internet information, please complete and return the enclosed proxy card in the self-addressed, postage paid envelope provided.

Stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies. Stockholders of record wishing to receive future stockholder materials electronically, can elect this option by following the instructions provided when voting over the Internet at www.ProxyVote.com.

Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an e-mail notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind the instructions. Internet access does not have to be elected each year.

Stockholders who elected to receive this Proxy Statement electronically over the Internet and who would now like to receive a paper copy of this Proxy Statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.

Householding of Annual Meeting Materials

Some brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Proxy Statement and Annual Report will be sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of either document to any stockholder who contacts the Company’s investor relations department at (888) 232-0102 or writes the Company at 2315 North First Street, San Jose, CA 95131 requesting such copies. If a stockholder is receiving multiple copies of the Proxy Statement and Annual Report at the stockholder’s household and would like to receive a single copy of these documents for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the Proxy Statement and Annual Report.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

The authorized number of directors of the Company is currently set at eight, as determined by the Board of Directors pursuant to the Bylaws of the Company The Board of Directors is divided into three classes, as nearly equal in number as possible. Each class serves three years, with the terms of office of the respective classes expiring in successive years.

On April 29, 2005, Carol A. Bartz advised the Company that she has chosen not to stand for re-election to the Board of Directors at the Annual Meeting and has submitted her resignation to be effective immediately prior to the Annual Meeting. Upon Ms. Bartz’s resignation and prior to the Annual Meeting, the authorized number of directors will be set at seven and the number of Class II directors will be set at two.

Effective July 2004, William T. Coleman III resigned as a member of the Board. On April 18, 2005, the Board elected Richard T. Schlosberg III as a Class III director.

Immediately prior to the Annual Meeting following the resignation of Ms. Bartz, the Board will be composed of two Class I directors (Dean O. Morton and George Reyes), two Class II directors (Alfred S. Chuang and Stewart K.P. Gross), and three Class III directors (L. Dale Crandall, William H. Janeway and Richard T. Schlosberg III), whose terms will expire upon the election and qualification of directors at the annual meetings of stockholders to be held in 2007, 2005 and 2006, respectively. At each annual meeting of stockholders, directors will be elected for a full term of three years to succeed those directors whose terms are expiring.

The Nominating and Governance Committee of the Board has recommended, and the Board has nominated, Alfred S. Chuang and Stewart K.P. Gross as Class II directors, each to serve a three year term until the 2008 annual meeting of stockholders or until the director’s earlier resignation or removal. Each of the Class II nominees is currently a director of the Company, and each of the nominees has consented, if elected as a Class II director of the Company, to serve until his term expires. The Board has no reason to believe that either of the nominees will not serve if elected, but if either of them should become unavailable to serve as a director, the Board will designate a substitute nominee and the persons named as proxies will vote for the substitute nominee designated by the Board.

The two nominees for Class II directors who receive the greatest number of votes cast at the Annual Meeting shall be elected as directors, provided a quorum is present. Votes withheld from any director are counted only for purposes of determining the presence or absence of a quorum.

Certain information about Alfred S. Chuang and Stewart K.P. Gross, the Class II director nominees, is furnished below.

Mr. Chuang is a founder of the Company and has served as President and Chief Executive Officer since October 2001 and as Chairman of the Board since August 2002. Prior to October 2001, Mr. Chuang held various executive positions, including Chief Operating Officer, Executive Vice President of Product Development and Chief Technology Officer. Prior to founding the Company in 1995, Mr. Chuang served in various positions from 1986 to 1994 at Sun Microsystems, Inc., including Chief Technology Officer of Sun Integration Services and Corporate Director of Strategic Systems Development of Sun’s Middleware Group. Mr. Chuang also serves as a director of Tealeaf Technology and is a trustee for the University of San Francisco. Mr. Chuang holds a B.S. from the University of San Francisco and an M.S. from the University of California, Davis.

Mr. Gross has served as a director of the Company since September 1995. Since April 2005, Mr. Gross has served as a Managing Director of Lightyear Capital LLC, a private equity firm focusing on the financial services industry. Mr. Gross was employed at Warburg Pincus from 1987 until December 2004, most recently as a Managing Director. Mr. Gross is a director of SkillSoft Corporation, Aldabra Acquisition and several privately held companies. Mr. Gross has a B.A. from Harvard University and an M.B.A. from Columbia University.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
THE ELECTION OF THE NOMINEES NAMED ABOVE

Relationships Among Directors or Executive Officers

There are no family relationships among any of the directors or executive officers of the Company.

Committees and Meetings of the Board of Directors

During the fiscal year ended January 31, 2005, the Board met six times. The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. During the fiscal year ended January 31, 2005, each director attended more than 75% of all the meetings of the Board and its committees on which he or she served. The Company encourages, but does not require, its Board members to attend the annual stockholders meeting. Five of the Company’s directors attended the 2004 annual meeting of stockholders. The Board has determined that a majority of the Board members, Dean O. Morton, Carol A. Bartz, Stewart K. P. Gross, L. Dale Crandall, William H. Janeway and George Reyes are “independent” as that term is defined in Rule 4200 of the listing standards of the Marketplace Rules of the NASDAQ Stock Market, Inc.

The Audit Committee, which held five meetings during the fiscal year ended January 31, 2005, consisted of Mr. Morton, who served as Chair, and Messrs. Gross and Crandall. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities relative to the Company’s financial statements, financial reporting practices, systems of internal accounting and financial controls, the internal audit function, annual independent audits of the Company’s financial statements, and such legal and ethics programs as may be established from time to time by the Board. The Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and may retain external consultants at its sole discretion. In addition, the Audit Committee reviews and pre-approves the engagement of the Company’s independent registered public accounting firm to perform audit and non-audit services and the related fees. The Board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc. The Board has further determined that L. Dale Crandall is an “audit committee financial expert” as defined by Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is independent as defined by Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act. A copy of the Audit Committee charter was attached as Appendix A to the Company’s 2003 proxy statement and can be viewed on the Company’s website at www.bea.com.

The Compensation Committee, which held five meetings during the fiscal year ended January 31, 2005, consisted of Ms. Bartz, who served as Chair, and Messrs. Janeway and Reyes. The Compensation Committee reviews and approves the compensation and benefits for the Company’s executive officers, administers the Company’s stock plans and performs such other duties as may from time to time be determined by the Board. All members of the Compensation Committee are independent directors within the meaning of Rule 4200 of the NASDAQ listing standards. The Compensation Committee operates under a written charter that sets forth the functions and responsibilities of the Committee and can be viewed on the Company’s website at www.bea.com.

The Nominating and Governance Committee, which held six meetings during the fiscal year ended January 31, 2005, consisted of Ms. Bartz and Messrs. Crandall, Gross, Reyes, Morton and Janeway, who served as Chair. The Nominating and Governance Committee assists the Board of Directors in selecting nominees for election to the Board of Directors and monitors the composition of the Board. The Nominating and Governance Committee will consider and make recommendations to the Board of Directors regarding any stockholder recommendations for candidates to serve on the Board of Directors. However, the Nominating and Governance Committee has not adopted a formal process for that consideration because it believes that the informal consideration process has been adequate given the lack of stockholder recommendations in the past. The Nominating and Governance Committee will review periodically whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating and Governance Committee may do so by writing to the Secretary of the Company at 2315 North First Street, San Jose, California 95131 providing the candidate’s name, biographical data and qualifications, a document indicating the candidate’s willingness to act if elected, and evidence of the nominating stockholder’s ownership of Company’s stock at least 120 days prior to the next annual meeting to ensure there is sufficient time for meaningful consideration by the Nominating and Governance Committee. There are no differences in the manner by which the Nominating and Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or the Board of Directors. The Nominating and Governance Committee has retained a third-party executive search firm to identify candidates upon request of the Board from time to time. The Nominating and Governance Committee operates under a written charter setting forth the functions and responsibilities of the committee and can be viewed on the Company’s website at www.bea.com.

In reviewing potential candidates for the Board, the Nominating and Governance Committee considers the individual’s experience in the computer software industry, the general business or other experience of the candidate, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to be actively involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.

The Nominating and Governance Committee further reviews current trends and practices in corporate governance and makes recommendations to the Board of Directors for the adoption of programs pertinent to the Company. All members of the Nominating and Governance Committee are independent directors within the meaning of Rule 4200 of the NASDAQ listing standards.

Communication between Stockholders and Directors

The Company’s Board of Directors currently does not have a formal process for stockholders to send communications to the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders on a timely basis. The Board of Directors does not recommend that formal communication procedures be adopted at this time because it believes that informal communications are sufficient to communicate questions, comments and observations that could be useful to the Board. However, stockholders wishing to formally communicate with the Board of Directors may send communications directly to Alfred S. Chuang, Chairman of the Board, c/o BEA Systems, Inc., 2315 North First Street, San Jose, California 95131.

Compensation of Directors

Effective upon appointment to the Board of Directors, each non-employee director receives a non-qualified stock option grant for the purchase of 100,000 shares of the Company’s Common Stock which will vest 25% following the first year, then monthly for the remaining three years from the date of grant as long as such individual continues to serve as director. On the date of each first quarter meeting of the Board of Directors, each incumbent non-employee director will automatically be granted a non-qualified stock option grant for the purchase of 50,000 shares of the Company’s Common Stock, which will become fully vested twelve months from the date of grant.

Individuals serving as a committee chair will receive, in addition, a non-qualified stock option grant for the purchase of 10,000 shares of the Company’s Common Stock which will become fully vested twelve months from the date of grant. All of the above non-qualified stock options granted to non-employee directors will have an exercise price equal to 100% of the fair market value of the Company’s Common Stock on the date of grant. Incumbent non-employee directors will also receive annually, at the beginning of the Company’s fiscal year, a stock retainer payable in shares of the Company’s Common Stock equivalent in value to $30,000.

Annually, at the beginning of the Company’s fiscal year, each incumbent non-employee director will receive a cash retainer of $30,000 and individuals serving as a committee chair will receive an additional cash retainer of $5,000. Non-employee Board members may elect, in lieu of the cash retainer, to receive an equivalent amount in shares of the Company’s Common Stock based upon the fair market value of the Company’s Common Stock.

On February 1, 2005, Ms. Bartz, Messrs. Crandall, Gross, Janeway, Morton and Reyes were each issued a stock retainer of 3,521 shares of the Company’s Common Stock at a fair market value of $8.52 per share. Also on February 1, 2005, Ms. Bartz, Messrs. Crandall, Gross, Janeway, Morton and Reyes received a cash retainer of $30,000, and Ms. Bartz, Messrs. Janeway and Morton, each serving as a committee chair, received an additional $5,000 cash retainer. In lieu of their cash retainers, Ms. Bartz, Messrs. Gross and Janeway elected to receive an equivalent amount in shares of the Company’s Common Stock, and accordingly on February 1, 2005, Ms. Bartz was issued 4,107 shares at a fair market value of $8.52 per share in exchange for her full cash retainer of $35,000, and Messrs. Gross and Janeway were issued 3,521 shares at a fair market value of $8.52 per share in exchange for their cash retainer of $30,000 and Mr. Janeway received the remaining balance of $5,000 in cash. Mr. Reyes elected to receive one-half of his cash retainer in shares of the Company’s Common Stock and was issued 1,760 shares at a fair market value of $8.52 per share and received the remaining balance of $15,000 in cash.

On March 30, 2005, Ms. Bartz, Messrs. Crandall, Gross, Janeway, Morton and Reyes received non-qualified stock option grants for the purchase of 50,000 shares each of the Company’s Common Stock at an exercise price of $7.92 per share. Ms. Bartz, Messrs. Janeway and Morton, each committee chairs, received additional non-qualified stock option grants to purchase 10,000 shares each of the Company’s Common Stock at an exercise price of $7.92 per share.

On April 27, 2005, upon his appointment to the Board, Mr. Schlosberg received a non-qualified stock option grant for the purchase of 100,000 shares of the Company’s Common Stock at an exercise price of $7.22 per share.

Effective July 2004, William T. Coleman III resigned as a member of the Board. Mr. Coleman was paid $500,000 in consulting fees from February 2004 to January 31, 2005.

The Company’s non-employee directors are reimbursed for travel and associated expenses incurred in connection with attending Board and committee meetings.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee during fiscal 2005 were independent directors, and none of them was an employee or former employee of the Company. During fiscal 2005, no executive officer of the Company served on the Compensation Committee (or equivalent), or the board of directors of another entity whose executive officer(s) served on the Company’s Compensation Committee or Board.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information with respect to the executive officers (“Executive Officers”) and members of the Board of Directors of the Company as of March 31, 2005.

Name	Age	Position
Alfred S. Chuang	43	Chairman of the Board, Chief Executive Officer and President
Thomas M. Ashburn	61	Executive Vice President, Worldwide Field Organization
Mark T. Carges	43	Executive Vice President and Chief Technology Officer
Mark P. Dentinger	47	Executive Vice President and Chief Financial Officer
William M. Klein	48	Executive Vice President, Corporate Development
Wai M. Wong	45	Executive Vice President, Products
Jeanne K. Wu	53	Senior Vice President, Human Resources
Carol A. Bartz (2) (3) (4)	56	Director
L. Dale Crandall (1) (3)	63	Director
Stewart K.P. Gross (1) (3)	45	Director
William H. Janeway (2) (3)	61	Director
Dean O. Morton (1) (3)	73	Director
George Reyes (2) (3)	50	Director
Richard T. Schlosberg III (5)	61	Director

(1)	Member of Audit Committee

(2)	Member of Compensation Committee

(3)	Member of Nominating and Governance Committee

(4)	Ms. Bartz has chosen not to stand for re-election and has resigned effective June 23, 2005.

(5)	Mr. Schlosberg was appointed as a director of the Company in April 2005.

Mr. Chuang is a founder of the Company and has served as President and Chief Executive Officer since October 2001 and as Chairman of the Board since August 2002. Prior to October 2001, Mr. Chuang held various executive positions, including Chief Operating Officer, Executive Vice President of Product Development and Chief Technology Officer. Prior to founding the Company in 1995, Mr. Chuang served in various positions from 1986 to 1994 at Sun Microsystems, Inc., including Chief Technology Officer of Sun Integration Services and Corporate Director of Strategic Systems Development of Sun’s Middleware Group. Mr. Chuang also serves as a director of Tealeaf Technology and is a trustee for the University of San Francisco. Mr. Chuang holds a B.S. from the University of San Francisco and an M.S. from the University of California, Davis.

Mr. Ashburn has served as Executive Vice President, Worldwide Field Organization of the Company since August 2004 which includes leadership of the Company’s sales, services and marketing operations. From February 2002 to August 2004, Mr. Ashburn served as Executive Vice President, Worldwide Services. Mr. Ashburn served as an advisor to the Company for Worldwide Services from August 2001 to February 2002. Prior to joining the Company, Mr. Ashburn had over 34 years of experience from 1967 to 2001 in various management positions at Hewlett-Packard Company, including most recently as Vice President and General Manager, Hewlett-Packard Services. Mr. Ashburn holds a B.S. from California State University, Long Beach.

Mr. Carges has served as Executive Vice President and Chief Technology Officer of the Company since August 2004. From January 2003 to August 2004, Mr. Carges served as the Company’s Executive Vice President of Strategic Global Accounts responsible for the leadership and execution of programs that built and maintained relationships with key global customers. Mr. Carges previously led the Enterprise Framework Division responsible for the Company’s platform product lines, including BEA WebLogic Integration, BEA WebLogic Workshop, BEA WebLogic Portal and BEA Liquid Data for WebLogic. Mr. Carges is one of the original architects of the Company’s Tuxedo product. Mr. Carges joined the Company in February 1996 after designing and developing early versions of Tuxedo at AT&T Bell Laboratories, Unix System Laboratories and Novell. Mr. Carges holds a B.A. from the University of California, Berkeley and an M.S. from New York University.

Mr. Dentinger has served as Executive Vice President and Chief Financial Officer of the Company since February 2005 and previously served as Senior Vice President of Finance, Corporate Controller and Principal Accounting Officer. Previously Mr. Dentinger held positions as the Company’s Vice President of Finance for Worldwide Services and Vice President of Corporate Finance. Prior to joining the Company in February 1999, Mr. Dentinger served from 1993 to 1999 in a variety of finance positions at Compaq Computer Corporation. Prior to Compaq Computer Corporation, Mr. Dentinger was a Senior Manager with Ernst & Young LLP. Mr. Dentinger holds a B.A. from St. Mary’s College of California and an M.B.A. from the University of California, Berkeley and is a Certified Public Accountant.

Mr. Klein has served as Executive Vice President of Corporate Development of the Company since February 2005. Prior to his current role, Mr. Klein served as Executive Vice President and Chief Financial Officer of the Company from January 2000 to February 2005. Prior to joining the Company, Mr. Klein held senior management positions with Hewlett-Packard Company from 1986 to 2000, most recently as Vice President and Chief Financial Officer of the Inkjet Imaging business. Prior to Hewlett-Packard, Mr. Klein was a Senior Manager with PricewaterhouseCoopers LLP. Mr. Klein is a director of Aruba Wireless Networks. Mr. Klein holds a B.S. from California State University, Chico and is a Certified Public Accountant.

Mr. Wong joined the Company in September 2004 as Executive Vice President, Products. In this role, Mr. Wong is responsible for the strategy and execution of the BEA product portfolio. Prior to joining the Company, Mr. Wong was with Computer Associates International, Inc. (“CAI”) and most recently Senior Vice President and General Manager of the UNICENTER Solutions unit. Mr. Wong was with CAI from 1988 to 2004 holding various senior management positions including Worldwide Consulting Services, CAI’s independent Business Units and part of the Executive Management Team. Prior to CAI, Mr. Wong held various development positions for Online Software International, Inc., IBM and Bell Communications Research. Mr. Wong holds a B.S. and an M.S. from Columbia University.

Ms. Wu has served as Senior Vice President, Human Resources of the Company since September 2004. Prior to her current position, Ms. Wu served as the Company’s Vice President of Human Resources and Director of Human Resources. Ms. Wu joined the Company in October 1995 after holding senior management positions at Rasna Imaging Systems, Power Spectra Inc., Epilogic and Adaptec Inc. where she managed human resources, shareholder relations, stock administration, safety and security, facilities and corporate services. Ms. Wu holds a B.S. from Oakland University of Michigan and is a Certified Compensation Professional and Senior Professional in Human Resources.

Ms. Bartz has served as a director of the Company since November 1995. From April 1992 to the present, Ms. Bartz has served as the Chairman and Chief Executive Officer of Autodesk, Inc., a supplier of computer design tools. From 1983 to April 1992, Ms. Bartz served in various positions with Sun Microsystems, Inc., the most recent as Vice President of Worldwide Field Operations. Ms. Bartz is a Chairman of the Board of Autodesk, Inc., and is a director of Cisco Systems, Inc. and Network Appliance, Inc. Ms. Bartz holds a B.S. from the University of Wisconsin at Madison. Ms. Bartz has advised the Company that she will not stand for re-election to the Board of Directors at the Annual Meeting and has resigned effective immediately prior to the Annual Meeting on June 23, 2005.

Mr. Crandall became a director of the Company in March 2003. In September 2003, Mr. Crandall founded Piedmont Corporate Advisors, Inc., a small private financial consulting firm where he serves as President. Mr. Crandall retired from Kaiser Health Plan and Hospitals in 2002 after serving as the President and Chief Operating Officer from 2000 to 2002 and Senior Vice President and Chief Financial Officer from 1998 to 2000 and was a member of the Board of Directors from 1998 until his retirement in 2002. Mr. Crandall was employed by APL Limited, a global ocean transportation company, from 1995 to 1998 where he held the positions of Executive Vice President, Chief Financial Officer and Treasurer. From 1963 to 1995, Mr. Crandall was employed by PricewaterhouseCoopers, LLP where his last position was Group Managing Partner. Mr. Crandall is a director of Ansell Ltd., Covad Communications Group, Inc., Coventry Health Care, Inc., Union BanCal Corporation, City of Hope Hospital and is a trustee for Dodge & Cox Funds. Mr. Crandall holds a B.A. from Claremont McKenna College and an M.B.A. from the University of California, Berkeley and is a Certified Public Accountant.

Mr. Gross has served as a director of the Company since September 1995. Since April 2005, Mr. Gross has served as a Managing Director of Lightyear Capital LLC, a private equity firm focusing on the financial services industry. Mr. Gross was employed at Warburg Pincus LLC (“Warburg Pincus”) from 1987 until December 2004, most recently as a Managing Director. Mr. Gross is a director of SkillSoft Corporation, Aldabra Acquisition and several privately held companies. Mr. Gross has a B.A. from Harvard University and an M.B.A. from Columbia University.

Mr. Janeway has served as a director of the Company since September 1995. Mr. Janeway is a Vice Chairman of Warburg Pincus and has been employed by Warburg Pincus since July 1988. Prior to joining Warburg Pincus, Mr. Janeway was Executive Vice President and a director at Eberstadt Fleming Inc. from 1979 to July 1988. Mr. Janeway is a director of Manugistics Group, Inc., ScanSoft Inc. and several privately held companies. Mr. Janeway holds a B.A. from Princeton University and a Ph.D. from Cambridge University, where he studied as a Marshall Scholar.

Mr. Morton has served as a director of the Company since March 1996. Mr. Morton was Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company until his retirement in October 1992, where he held various positions since 1960. Mr. Morton is a director of Cepheid Corporation, KT Venture Group, Pharsight Corporation, and several privately held companies. Mr. Morton holds a B.S. from Kansas State University and an M.B.A. from Harvard University.

Mr. Reyes has served as a director of the Company since August 2003. From August 2002 to the present, Mr. Reyes has served as the Chief Financial Officer of Google Inc., an Internet search engine company. From February 2002 to June 2002, Mr. Reyes was the interim Chief Financial Officer for ONI Systems, where he assisted in the sale of the optical networking company. From 1994 to 2001, Mr. Reyes held a variety of positions at Sun Microsystems where he served most recently as Vice President and Treasurer. Mr. Reyes is a director of Symantec Corporation. Mr. Reyes holds a B.S. from the University of South Florida and an M.B.A. from Santa Clara University.

Mr. Schlosberg became a director of the Company on April 18, 2005. Mr. Schlosberg was President and Chief Executive Officer of The David and Lucile Packard Foundation (the “Foundation”), a private family foundation from 1999 until his retirement in January 2004. Prior to joining the Foundation, Mr. Schlosberg was Executive Vice President and director of the Times Mirror Company and Publisher and Chief Executive Officer of the Los Angeles Times from 1994 to 1999. Mr. Schlosberg is a director of eBay Inc. and Edison International and is also a national board member of the Smithsonian Institution and the National Air and Space Museum, a member of the USO World Board of Governors, and a trustee of Pomona College. Mr. Schlosberg holds a B.S. from the United States Air Force Academy and an M.B.A. from Harvard University.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s Common Stock as of March 31, 2005, for (i) each person who is known by the Company to beneficially own more than 5% of the Company’s Common Stock, (ii) each of the Company’s directors, (iii) each of the named executive officers as defined in the Summary Compensation Table below, and (iv) all directors and Executive Officers as a group.

	Shares Beneficially Owned (1)
Directors, Executive Officers and 5% Stockholders	Number	Percent (2)
FMR Corp. (3)	59,653,825	14.97%
William H. Janeway (4)	26,208,392	6.57%
Warburg Pincus Ventures, L.P. (5)	24,789,578	6.22%
Alfred S. Chuang (6)	9,237,679	2.29%
William M. Klein (7)	1,909,631	*
Dean O. Morton (8)	1,292,585	*
Thomas M. Ashburn (9)	1,116,731	*
Carol A. Bartz (10)	958,005	*
Mark T. Carges (11)	623,408	*
Olivier Helleboid (12)	591,664	*
Stewart K.P. Gross (13)	370,598	*
L. Dale Crandall (14)	110,069	*
George Reyes (15)	101,413	*
All Executive Officers and Directors as a group (14 persons) (16)	43,686,171	10.63%

*	Less than 1 percent of the outstanding voting Common Stock

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2005 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares set forth opposite such person’s name.

(2)	Based on 398,614,600 shares of voting Common Stock outstanding as of March 31, 2005.

(3)	Based on a Schedule 13G/A filed with the SEC on February 14, 2005, FMR Corp. has sole dispositive power with respect to 59,653,825 shares of the Company’s Common Stock and sole voting power with respect to 3,642,877 shares of the Company’s Common Stock. The address for FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(4)	Included in the shares indicated as owned by Mr. Janeway are 24,789,578 shares beneficially owned by Warburg Pincus Ventures, L.P. (“WPV”) and 212,450 shares beneficially owned by Warburg Pincus & Co., a New York general partnership (“WP”), which are included because of Mr. Janeway’s affiliation with WPV and WP. Mr. Janeway disclaims beneficial ownership of these shares within the meaning of Rule 13d-3 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Shares indicated as owned by Mr. Janeway include 160,000 shares subject to options exercisable within 60 days of March 31, 2005 and 100 shares held in trust for the benefit of Mr. Janeway’s son.

(5)	The sole general partner of WPV is Warburg Pincus Partners LLC, a New York limited liability company (“WP Partners”), the parent company of WP. WPV is managed by Warburg Pincus. William H. Janeway, partner of WP and Vice Chairman and member of Warburg Pincus is a director of the Company. The address of the Warburg Pincus entities is 466 Lexington Avenue, New York, NY 10017.

(6)	Includes 280,000 shares held by relatives and 238,588 shares held by the Courtney Z. Chuang Trust of which Mr. Chuang is the trustee. Also includes 5,561,392 shares subject to options exercisable within 60 days of March 31, 2005. The address for the Courtney Z. Chuang Trust is c/o Alfred S. Chuang, BEA Systems, Inc., 2315 North First Street, San Jose, CA 95131.

(7)	Includes 1,901,833 shares subject to options exercisable within 60 days of March 31, 2005.

(8)	Includes 695,000 shares subject to options exercisable within 60 days of March 31, 2005.

(9)	Includes 1,116,731 shares subject to options exercisable within 60 days of March 31, 2005.

(10)	Includes 425,000 shares subject to options exercisable within 60 days of March 31, 2005. Also includes 16,400 shares held by Ms. Bartz’s spouse, Bill Marr.

(11)	Includes 584,047 shares subject to options exercisable within 60 days of March 31, 2005.

(12)	Includes 591,664 shares subject to options exercisable within 60 days of March 31, 2005. Mr. Helleboid resigned as an executive officer on February 25, 2005.

(13)	Includes 150,000 shares subject to options exercisable within 60 days of March 31, 2005.

(14)	Includes 104,166 shares subject to options exercisable within 60 days of March 31, 2005.

(15)	Includes 93,750 shares subject to options exercisable within 60 days of March 31, 2005.

(16)	Includes 12,383,150 shares subject to options exercisable within 60 days of March 31, 2005. Includes 24,789,578 shares beneficially owned by WPV and 212,450 shares beneficially owned by WP, which are included because of the affiliation of Mr. Janeway with WPV and WP. Mr. Janeway disclaims beneficial ownership of such shares within the meaning of Rule 13d-3 under the Exchange Act.

PROPOSAL NO. 2
RATIFICATION AND APPROVAL OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has served as the Company’s independent registered public accounting firm since the Company’s inception in 1995 and has been appointed by the Board to continue as the Company’s independent registered public accounting firm for the Company’s fiscal year ending January 31, 2006. Although the Company is not required to seek stockholder approval of its selection its independent registered public accounting firm, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Board will investigate the reasons for stockholder rejection and will reconsider its selection of the independent registered public accounting firm.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

Principal Accountants Fees and Services — Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual financial statements for the years ended January 31, 2005 and January 31, 2004 and fees for other services rendered by Ernst & Young LLP during those periods.

	Fiscal 2005	Fiscal 2004
Audit Fees (1)	$4,309,000	$1,812,000
Audit-Related Fees (2)	—	36,000
Tax Fees (3)	720,000	1,123,000
All Other Fees (4)	2,191,000	4,626,000

(1)	Audit Fees include fees associated with the audit of the annual consolidated financial statements, the reviews of unaudited interim consolidated financial statements included in quarterly reports on Form 10-Q, statutory audits required internationally, issuance of consents and reports filed with the SEC, the audit of internal control over financial reporting and attestation relating to Section 404 of the Sarbanes-Oxley Act of 2002 and accounting consultations in connection with or arising as a result of the audits and quarterly review of the financial statements.

(2)	Audit-Related Fees consisted of accounting consultations and acquisition related consultations for the fiscal year ending January 31, 2004.

(3)	Tax Fees consist of fees for professional services rendered for tax compliance, tax advisory and tax planning (domestic and international) services. These services include assistance regarding federal, state and international tax compliance and tax planning.

(4)	All Other Fees primarily include services rendered in connection with the Company’s revenue contract compliance customer audit program, as well as services relating to the preparation of domestic and foreign tax personal returns and advice relating to foreign assignments for certain expatriate employees.

In making its recommendation to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2006, the Audit Committee has considered whether services other than audit and audit-related services provided by Ernst & Young LLP are compatible with maintaining the independence of Ernst & Young LLP.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm is required to provide detailed back-up documentation at the time of approval.

During the year ended January 31, 2005, the Audit Committee pre-approved all audit and non-audit fees of Ernst & Young, LLP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION AND APPROVAL OF
THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2006

SHAREHOLDER PROPOSALS

Proposals Nos. 3 and 4 have been proposed by individual stockholders. For the reasons set forth below, the Board of Directors recommends votes AGAINST Proposals Nos. 3 and 4. Stockholders should be aware that, even if approved, their proposals are not binding on the Board. Although the Board will consider the stockholders’ wishes as expressed at the Annual Meeting, one or more of the proposals might not be implemented if the Board, in its business judgment and the exercise of its fiduciary duties, concludes that implementation is not in the best interests of the Company and its stockholders.

PROPOSAL NO. 3
STOCKHOLDER PROPOSAL REGARDING
DIRECTOR ELECTION BY MAJORITY VOTE

The Company has been advised that the Laborers’ National Staff Pension Fund, which reportedly holds 66,500 shares of the Company’s Common Stock and has an address of 14140 Midway Road, Suite 105, Dallas, TX 75244, intends to submit the following proposal for consideration at the Annual Meeting:

Resolved:  That the shareholders of BEA Systems, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders.

Statement of Support by the Laborers’ National Staff Pension Fund

Our Company is incorporated in the state of Delaware. Among other issues, Delaware corporate law addresses the issue of the level of voting support necessary for specific action, such as the election of corporate directors. Delaware law provides that a company’s certificate of incorporation or bylaws may specify the number of votes that shall be necessary for the transaction of any business, including the election of directors. (DGCL, Title 8, Chapter 1, Subchapter VII, Section 216). Further, the law provides that if the level of voting support necessary for a specific action is not specified in the certificate of incorporation or bylaws of the corporation, directors “shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.”

Our Company presently uses the plurality vote standard for the election of directors. We feel that it is appropriate and timely for the Board to initiate a change in the Company’s director election vote standard. Specifically, this shareholder proposal urges that the Board of Directors initiate a change to the director election vote standard to provide that in director elections a majority vote standard will be used in lieu of the Company’s current plurality vote standard. Specifically, the new standard should provide that nominees for the board of directors must receive a majority of the vote cast in order to be elected or re-elected to the Board.

Under the Company’s current plurality vote standard, a director nominee in a director election can be elected or re-elected with as little as a single affirmative vote, even while a substantial majority of the votes cast are “withheld” from that director nominee. So even if 99.99% of the shares “withhold” authority to vote for a candidate or all the candidates, a 0.01% “for” vote results in the candidate’s election or re-election to the Board. The proposed majority vote standard would require that a director receive a majority of the vote cast in order to be elected to the Board.

It is our contention that the proposed majority vote standard for corporate board elections is a fair standard that will strengthen the Company’s governance and the Board. Our proposal is not intended to limit the judgment of the Board in crafting a requested governance change. For instance, the Board should address the status of incumbent directors who fail to receive a majority vote when standing for re-election under a majority vote standard or whether a plurality director election standard is appropriate in contested elections.

We urge your support of this important governance reform.

For the reasons stated below, the Board of Directors
recommends a vote AGAINST this stockholder proposal

Recommendation of the Board:

The Board of Directors recommends a vote AGAINST the foregoing proposal because the changes recommended by the proposal are not in the best interests of the Company or its stockholders.

As noted in the proposal, the Company is incorporated in and subject to the laws of the State of Delaware. Pursuant to Delaware law, the Company’s directors are elected by a plurality of votes cast by the stockholders. The overwhelming majority of publicly-traded companies use this plurality vote standard. Moreover, the Board believes that the Company’s current plurality vote standard is fair, impartial and superior to the proponent’s proposed majority vote standard.

The Company has a history of electing, by a plurality, highly qualified directors from diverse backgrounds, substantially all of whom have been “independent” within standards adopted by the Nasdaq Stock Market. In the past six years, every director nominee has received the affirmative vote of more than 73% of the shares voted through the plurality process.

Implementing this proposal would establish a potentially disruptive vote requirement that could undermine stockholders’ ability to continue to elect strong and independent Boards. For example, the proposed majority vote standard could result in uncertainty where multiple candidates stand for election, and not enough candidates receive the requisite majority vote to fill all positions. Under Delaware law and the Company’s Bylaws, an incumbent director who fails to receive a majority vote would remain in office until such director’s successor is elected and qualified, absent such director’s resignation or removal. This is true even if a stockholder nominee receives a larger portion of affirmative votes than the incumbent director, but also fails to receive a majority vote. Conversely, the Company’s current plurality vote standard is fair and impartial in that it applies equally to any candidate who is nominated for election to the Board. Under a plurality vote standard, the nominees that receive the most votes cast are elected to the Board, whether the candidate is nominated by the Board or a stockholder. Thus, adoption of the proposal could result in a less democratic process than election of directors by a plurality vote.

Moreover, implementing this proposal would cause additional uncertainty, disruption and expense if an incumbent director chooses to resign upon receiving less than a majority vote. Delaware law and the Company’s Bylaws permit the Board to elect a director to fill the vacancy or let the position remain vacant. Alternatively, the Board could conduct another meeting of stockholders for the sole purpose of filling the vacancy. In any case, for an indefinite period of time, the Board may be left with vacancies, making it difficult to staff key committees and otherwise meet its obligation to oversee the business and affairs of the Company.

Finally, implementing this proposal could cause unnecessary expense and waste of the Company’s resources in connection with the election of directors and could undermine the ongoing effectiveness of the Board. Not seating a director nominee who failed to receive the approval of a majority of the votes cast at an annual meeting could require the Company to conduct multiple meetings of stockholders, at considerable expense to the Company, in order for all director candidates to attain the proposed approval threshold. Similarly, in order to avoid the need for additional meetings of stockholders, the Company may need to employ proactive telephone solicitation, a second mailing or other vote solicitation strategy to obtain the required vote. The end result may be increased spending by the Company in otherwise routine elections.

The Board is committed to sound governance practices and has implemented a variety of measures (discussed elsewhere in this proxy statement) to strengthen the Company’s governance practices. Instituting a vote requirement that decreases democracy and increases uncertainty and meeting costs is not in furtherance of these efforts.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE AGAINST PROPOSAL NO. 3

PROPOSAL NO. 4
STOCKHOLDER PROPOSAL REGARDING CLASSIFICATION OF
BOARD OF DIRECTORS

The Company has been advised that William C. Thompson, Jr., Comptroller, City of New York, on behalf of the Boards of Trustees of the New York City Pension Funds, which are the beneficial owners in the aggregate of reportedly 1,198,384 shares of the Company’s Common Stock and have an address of 1 Centre Street, New York, NY 10007-2341, intends to submit the following proposal for consideration at the Annual Meeting:

BE IT RESOLVED, that the stockholders of BEA Systems, Inc. request that the Board of Directors take the necessary steps to declassify the Board of Directors and establish annual elections of directors, whereby directors would be elected annually and not by classes. This policy would take effect immediately, and be applicable to the re-election of any incumbent director whose term, under the current classified systems, subsequently expires.

Statement of Support by the Boards of Trustees of the New York City Pension Funds:

We believe that the ability to elect directors is the single most important use of the shareholder franchise. Accordingly, directors should be accountable to shareholders on an annual basis. The election of directors by classes, for three-year terms, in our opinion, minimizes accountability and precludes the full exercise of the rights of shareholders to approve or disapprove annually the performance of a director or directors.

In addition, since only one-third of the Board of Directors is elected annually, we believe that classified boards could frustrate, to the detriment of long-term shareholder interest, the efforts of a bidder to acquire control or a challenger to engage successfully in a proxy contest.

We urge your support for the proposal to repeal the classified board and establish that all directors be elected annually.

For the reasons stated below, the Board of Directors
recommends a vote AGAINST this shareholder proposal

Recommendation of the Board:

The Board of Directors recommends a vote AGAINST the foregoing proposal because it is not in the best interests of the Company or its stockholders.

As provided in the Company’s Certificate of Incorporation, the Company has three classes of directors, with members of each class elected to three-year terms. The classes are staggered, such that stockholders vote on one class of directors every year. The Company has had this structure continuously since it went public in 1997. The Company believes that roughly 53% percent of the Standard & Poor’s 500 have classified boards.

A classified board maintains accountability to stockholders while promoting continuity and stability in the Board’s business strategies and policies. To maintain accountability, stockholders have the opportunity each year to vote on roughly one-third of the members of the Board. At the same time, the staggered three-year terms served by the directors help ensure that roughly two-thirds of the directors will have had prior experience and familiarity with the Company’s business, which is beneficial for long-term strategic planning. The classified structure also helps the Company attract highly qualified directors willing to commit the time necessary to understand the Company, its operations and its competitive environment.

The Board further believes that annual elections for each director do not necessarily improve accountability. Directors have fiduciary duties to the Company and its stockholders that do not depend on the length of their term of office. In addition, under Delaware law and the Company’s Bylaws, stockholders have the power to call meetings to remove directors for cause.

In the event of an unsolicited proposal to acquire control of or restructure the Company, the classified board structure reduces the threat of an abrupt change in the composition of the entire Board because a majority of the directors cannot be replaced at a single annual meeting. This helps ensure that the Board has an adequate opportunity to fulfill its duties to the Company’s stockholders by reviewing any such proposal, studying appropriate alternatives and achieving the best result for all stockholders. A classified board does not preclude takeover offers. Rather, a classified board enhances the Board’s ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal. In fact, a study released by scholars at Georgia State University in 2004 found that classified boards can increase stockholder value.

FOR THE FOREGOING REASONS, THE BOARD OF DIRECTORS RECOMMENDS
THAT YOU VOTE AGAINST PROPOSAL NO. 4

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of (i) each person who served as the Company’s Chief Executive Officer of the Company during the fiscal year ended January 31, 2005, (ii) the four other most highly compensated Executive Officers of the Company whose aggregate cash compensation exceeded $100,000 during the fiscal year ended January 31, 2005, and (iii) up to two former executive officers of the Company who would have been one of the Company’s four most highly compensated officers had such officer been serving as such at the end of the Company’s fiscal year ending January 31, 2005 (collectively, the “Named Executive Officers”):

	Annual Compensation				Long-Term Compensation
Name	Fiscal Year (1)	Salary ($)	Bonus and Commission ($) (2)		Restricted Stock Awards ($)		Securities Underlying Options (#)	All Other Compensation ($)(3)
Alfred S. Chuang	2005	700,000	279,366		—		750,000	163,101	(4)
Chairman of the Board, Chief	2004	650,000	177,175		—		600,000	163,391	(4)
Executive Officer and President	2003	525,000	465,300		—		2,500,000	144,738	(4)

William M. Klein	2005	416,000	124,517		—		250,000	3,000
Executive Vice President,	2004	412,000	79,044		—		300,000	3,020
Corporate Development	2003	400,000	267,920		—		1,300,000	3,000

Thomas M. Ashburn	2005	362,500	199,752		961,500	(5)	500,000	—
Executive Vice President,	2004	318,750	150,743		—		250,000	—
Worldwide Field Organization	2003	300,000	167,544		—		950,000	—

Mark T. Carges (6)	2005	306,500	167,490		—		95,000	2,262
Executive Vice President and	2004	287,769	504,509		—		40,000	3,000
Chief Technology Officer

Olivier Helleboid (7)	2005	350,000	—		—		100,000	3,000
Former Executive Vice President	2004	343,750	66,049		—		250,000	3,021
Corporate Planning and Development	2003	140,417	108,500		—		800,000	3,047

Charles L. Ill III (8)	2005	400,000	1,021,529	(9)	—		250,000	55,346	(10)
Former Executive Vice President,	2004	480,000	280,622		1,280,000	(11)	100,000	65,521	(10)
Worldwide Sales	2003	34,462	326,667		1,202,000	(12)	900,000	86,154	(10)

(1)	Compensation reported for fiscal years ending January 31, 2003, January 31, 2004, and January 31, 2005.

(2)	Includes bonus amounts earned in the fiscal year.

(3)	Amounts shown include matching contributions under the BEA Systems, Inc. 401(k) Profit Sharing Plan for fiscal 2005, 2004 and 2003, respectively, of $4,250, $3,500 and $3,250 for Mr. Chuang, $3,000, $3,020 and $3,000 for Mr. Klein, $3,000, $3,021 and $3,047 for Mr. Helleboid, and $2,262 and $3,000 for 2005 and 2004, for Mr. Carges, respectively.

(4)	Mr. Chuang’s other compensation includes the use of a Company car and driver and other related expenses of $158,851 in fiscal 2005, $137,844 in fiscal 2004 and $124,944 in fiscal 2003; commercial travel for family members accompanying Mr. Chuang on business related travel of $620 in fiscal 2004 and $16,056 in fiscal 2003; and use of Company security services of $21,429 in fiscal 2004. The Company has also leased an aircraft for use by Mr. Chuang for business purposes, and Mr. Chuang’s family members and other named executive officers’ family members have on occasion accompanied Mr. Chuang and such named executive officers on such flights to business destinations. The Company believes the incremental cost to the Company of these family members’ travel is minimal and it is therefore not included in other compensation. In March 2000, the Compensation Committee of the Board of Directors of the Company approved and authorized the Company to internally manage and pay for the leasing and hiring of a driving service for Mr. Chuang, and he, concurrently therewith, elected not to receive a significant proposed bonus for that year. Recently, the Company determined that the provision of such service for calendar years 2001 through 2004 may be deemed to constitute taxable income to Mr. Chuang. Because it was not the Compensation Committee’s intent that such service would be taxable to Mr. Chuang, on May 6, 2005, the Compensation Committee approved a resolution committing to reimburse up to a maximum of $600,000 in order to gross up Mr. Chuang to the extent he is determined to have incurred income taxes as a result of imputed income from his use of a company car and driver and related expenses for the calendar years 2001 through 2004. This amount is also inclusive of amounts payable to Mr. Chuang to gross up and reimburse him for related expenses that he incurs to amend his tax returns for the subject periods.

(5)	Represents market value on date of grant of a total of 150,000 shares sold to Mr. Ashburn pursuant to a restricted stock purchase agreement on August 4, 2004. These shares are subject to a right of repurchase by the Company and this right lapses August 4, 2005. The dollar value of the shares was based upon a market price of $6.41 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ National Market on August 4, 2004, less the exercise price of $0.01 paid per share. Fair value of the 150,000 shares at January 28, 2005 is $1,281,000. No dividends are paid on the restricted stock.

(6)	Mr. Carges became an executive officer of the Company in November 2003.

(7)	Mr. Helleboid terminated his employment with the Company in February 2005.

(8)	Mr. Ill terminated his employment with the Company in November 2004.

(9)	For Mr. Ill, the 2005 bonus amount includes $800,000 for a separation payment as specified in his employment agreement.

(10)	Mr. Ill’s other compensation for fiscal 2005 includes payment of relocation expenses of $41,272, an automobile allowance of $4,000, personal financial planning expenses of $10,000 and $74 of personal travel expenses. Mr. Ill’s other compensation for fiscal 2004 includes payment of relocation expenses of $54,960, an automobile allowance of $4,800, and personal travel expenses of $5,761. Mr. Ill’s other compensation for fiscal 2003 includes payment of relocation expenses of $56,591, legal fees in the amount of $15,000 for review of employment documents, personal travel expenses of $14,163 and an automobile allowance in the amount of $400 per month.

(11)	Represents a total of 100,000 shares sold to Mr. Ill pursuant to a restricted stock purchase agreement on August 25, 2003. These shares are subject to a right of repurchase by the Company. This right of repurchase expires as to 25% of these shares on the first anniversary of the date of issuance and as to 1/48th of the shares each month thereafter. The dollar value of the shares was based upon a market price of $12.81 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ National Market on August 25, 2003, less the exercise price of $0.01 paid per share. At the date of Mr. Ill’s termination of employment, 68,750 shares were repurchased by the Company.

(12)	Represents a total of 100,000 shares sold to Mr. Ill pursuant to a restricted stock purchase agreement on January 6, 2003. These shares were subject to a right of repurchase by the Company which lapsed on January 6, 2004. The dollar value of the shares was based upon a market price of $12.03 per share, which was the closing price per share of the Company’s Common Stock on the NASDAQ National Market on December 30, 2002, less the exercise price of $0.01 paid per share.

Employment Agreements, Termination of Employment and Change in Control Arrangements

The Company entered into an employment agreement with Alfred S. Chuang dated September 1, 1999, which was amended November 2, 2001 (the “Chuang Agreement”). The Chuang Agreement provides that Mr. Chuang shall receive an annual salary commencing in 2001 of $500,000, which amount is reviewed annually. For the fiscal year ended January 31, 2005, the base salary for Mr. Chuang was $700,000. Mr. Chuang is also entitled to participate in any applicable bonus, retirement, insurance, savings or other employee benefit plans adopted by the Company.

The Chuang Agreement continues until the earlier of (1) October 1, 2005 or (2) termination of employment by (i) the Board of Directors for cause (as defined in the Chuang Agreement) at any time upon 10 days’ written notice, or without cause upon 10 days’ written notice, (ii) death, (iii) Mr. Chuang for specified good reason following a change in control (as defined in the Chuang Agreement) of the Company or a similar corporate transaction, (iv) Mr. Chuang at will upon two weeks’ notice, or (v) disability. Upon termination of employment without cause by the Company, or for specified good reason by Mr. Chuang following a change in control of the Company or a similar corporate transaction, the Company will hire Mr. Chuang as a consultant until the end of the specified period of employment. During the period of such consultancy, Mr. Chuang is required to be available a maximum of 40 hours per week in return for which he will be entitled to receive a monthly salary, bonus, benefits and vesting of options as if he were still an employee under the Chuang Agreement. Upon termination of employment for cause by the Company, or at will by Mr. Chuang, the Company can require Mr. Chuang to provide consulting services for a maximum of 40 hours per week until the end of the specified period of employment, during which period Mr. Chuang will be paid his monthly salary on a prorated basis. Upon termination by death or disability, Mr. Chuang, or his estate will, under certain circumstances, receive his salary and certain other benefits until the end of the specified period of employment.

The Company and Alfred S. Chuang have entered into an agreement dated October 1, 2002 and amended and restated November 1, 2003 providing for the continuation of Mr. Chuang’s employment for one year after a change of control of the Company (the “COC Agreement”). In the event of a change of control of the Company (as defined in the COC Agreement), should Mr. Chuang’s employment with the Company be involuntarily terminated or his position changes within the year after such event, Mr. Chuang will be entitled to receive two years of compensation, benefits for two years, and acceleration of vesting of his unvested stock options and to exercise all stock options for the full remaining portion of their term. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award held by Mr. Chuang, then all such options and awards that are unvested shall vest in full. In the event Mr. Chuang’s employment is terminated by the Company for cause (as defined in the COC Agreement), he shall be entitled to a lump sum cash payment calculated in accordance with the terms of the COC Agreement. The COC Agreement and the Chuang Agreement are effective independently.

The Company and each of Thomas M. Ashburn, Olivier Helleboid, and William M. Klein (individually, an “Executive Officer”) have entered into an employment continuation agreement dated August 12, 2002, August 26, 2002, and August 12, 2002, respectively, (the “Continuation Agreements”) which agreements were amended and restated on November 1, 2003. The Continuation Agreements provide for the continuation of the Executive Officer’s employment for one year after a change of control of the Company. In the event of a change of control (as defined in the Continuation Agreements) of the Company, should the Executive Officer’s employment with the Company be involuntarily terminated or his position with the Company be changed within the year after such event, the Executive Officer will be entitled to receive two years of compensation, benefits for two years, and acceleration of vesting of unvested stock options and to exercise all stock options for the full remaining term of such options. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award held by the respective Executive Officer, then all such options and awards that are unvested shall vest in full. In the event the Executive Officer’s employment is terminated by the Company for cause (as defined in the Continuation Agreements), the terminated Executive Officer shall be entitled to a lump sum cash payment of compensation to the date of such termination calculated in accordance with the terms of the Continuation Agreement. Mr. Helleboid terminated his employment with the Company in February 2005.

The Company and Mark Carges (the “Executive Officer”) have entered into an employment continuation agreement dated August 12, 2002 (the “Executive Agreement”) which agreement was amended and restated on November 1, 2003. The Executive Agreement provides for the continuation of the Executive Officer’s employment for one year after a change of control of the Company. In the event of a change of control (as defined in the Executive Agreement) of the Company, should the Executive Officer’s employment with the Company be involuntarily terminated or his position with the Company be changed within the year after such event, the Executive Officer will be entitled to receive one year of compensation, benefits for one year, and acceleration of vesting of unvested stock options and to exercise all stock options for the full remaining term of such options. In addition, in the event the party effectuating the change in control does not agree to assume any stock option, or similar equity-based award held by the respective Executive Officer, then all such options and awards that are unvested shall vest in full. In the event the Executive Officer’s employment is terminated by the Company for cause (as defined in the Executive Agreements), the terminated Executive Officer shall be entitled to a lump sum cash payment of compensation to the date of such termination calculated in accordance with the terms of the Executive Agreement.

Option Grants in Last Fiscal Year

The following table provides certain information with respect to stock options granted to the Named Executive Officers during the fiscal year ended January 31, 2005. In addition, as required by the Securities and Exchange Commission (the “SEC”) rules, the table sets forth the potential realizable value over the term of the option (the period from the date of grant to the expiration date) based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These amounts are based on rates of appreciation specified by the SEC, and do not represent the Company’s estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of the Company’s Common Stock.

	Individual Grants						Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation for Option Term
	Number of Securities Underlying Options Granted (#)(1)		% of Total Options Granted to Employees in Fiscal Year (2)	Exercise Price ($/Share) (3)	Fair Market Value ($/Share)	Expiration Date
Name							5% (4)	10% (4)
Alfred S. Chuang	750,000		2.6800%	8.25	8.25	5/25/14	$3,891,285	$9,861,281
William M. Klein	150,000		0.5360%	8.25	8.25	5/25/14	778,257	1,972,256
	100,000		0.3573%	6.20	6.20	8/18/14	389,915	968,120
Thomas M. Ashburn	200,000		0.7147%	8.25	8.25	5/25/14	1,037,676	2,629,675
	100,000	(5)	0.3573%	8.25	8.25	5/25/14	518,838	1,314,838
	200,000	(5)	0.7147%	6.41	6.41	8/4/14	806,243	2,043,178
Mark T. Carges	30,000		0.1072%	12.74	12.74	3/31/14	240,364	609,128
	15,000		0.0536%	8.27	8.27	5/19/14	78,014	197,704
	50,000		0.1787%	6.65	6.65	9/1/14	209,107	529,919
Olivier Helleboid	100,000		0.3573%	8.25	8.25	5/25/14	518,838	1,314,838
Charles L. Ill III	250,000		0.8933%	8.25	8.25	5/25/14	1,297,095	3,287,094

(1)	Generally, options vest over four years at a rate of 25% after the end of the first year and then monthly for the remaining three years. All options granted have a 10-year term.

(2)	For the fiscal year ended January 31, 2005, the Company granted options to employees to purchase an aggregate of 27,985,581 shares (excludes options granted to non-employee directors).

(3)	The exercise price per share of options granted represented the fair market value of the underlying shares of Common Stock at the date the options were granted.

(4)	The dollar amounts under these columns are the result of calculations at the 5% and 10% rates required by applicable regulations of the SEC and, therefore, are not intended to forecast possible future appreciation, if any, of the Common Stock price. The potential realizable values are based on an assumption that the stock price of the Company’s Common Stock will appreciate at the annual rate shown (compounded annually) from the date of grant until the end of the option term. Actual gains, if any, on stock option exercises depend on the future performance of the Common Stock and overall market conditions, as well as the optionee’s continued employment through the vesting period. The amounts reflected in this table may not be achieved.

(5)	Mr. Ashburn’s 100,000 options granted on May 25, 2004 vest twelve months from the date of grant, and Mr. Ashburn’s 200,000 options granted on August 4, 2004 vest over two years, 50% on first anniversary of the grant date and the remainder monthly.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during fiscal year ended January 31, 2005, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of underlying stock options as of January 31, 2005, and the value of “in-the-money” stock options, which represents the difference between the exercise price of a stock option and the market price of the shares subject to such option on January 31, 2005.

			Number of Securities Underlying Unexercised Options at January 31, 2005 (#)		Value of Unexercised In-the-Money Options at January 31, 2005 ($) (1)
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Alfred S. Chuang	400,000	$2,140,532	4,947,155	2,133,544	$12,928,724	$2,523,835
William M. Klein	350,000	3,792,877	1,669,886	855,214	1,905,787	1,510,713
Thomas M. Ashburn	100,000	1,057,500	830,620	984,380	1,905,787	1,457,963
Mark T. Carges	168,543	557,938	510,936	281,294	1,563,373	499,544
Olivier Helleboid	—	—	587,497	562,503	985,997	675,002
Charles L. Ill III	—	—	306,249	—	—	—

(1)	Based upon the market price of $8.54 per share, which was the closing price per share of the Company’s Common Stock on the Nasdaq National Market on January 28, 2005, less the option exercise price payable per share.

Equity Compensation Plans

The following table sets forth information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, including compensation plans that were approved by the Company’s stockholders as well as compensation plans not approved by the Company’s stockholders. Information in the table is as of January 31, 2005.

	A		B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (4)		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by stockholders	73,083,943	(1)	$13.07879	51,689,895	(1)(2)
Equity compensation plans not approved by stockholders	4,560,385	(3)	$9.33854	2,074,709
Total/Weighted Avg./Total	77,644,328		$12.85911	53,764,604

(1)	Represents shares of the Company’s Common Stock issued upon exercise of options outstanding under the 1995 Flexible Stock Incentive Plan and 1997 Stock Incentive Plan (the “1997 Plan”). The 1997 Plan incorporates an evergreen formula pursuant to which on the first business day of each fiscal year of the Company, beginning February 1, 2000 and continuing each year thereafter, the aggregate number of shares of Common Stock available under the 1997 Plan shall be increased by a number of shares of Common Stock equal to the lesser of (i) 24,000,000 shares of Common Stock, (ii) 6% of the number of shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year of the Company, or (iii) a lesser number determined by the administrator of the 1997 Plan. The 1995 Flexible Stock Incentive Plan and the 1997 Plan were approved by the stockholders of the Company prior to its initial public offering in 1997. In March 2005, the Compensation Committee, as administrator of the 1997 Plan and the 1997 ESPP, stated its intention to limit the evergreen increases for each of 2006 and 2007, the last two years of these plans, to 3 percent of the shares of the Company’s Common Stock outstanding as of the last day of the fiscal year.

(2)	Includes shares of the Company’s Common Stock authorized for future issuance under the 1997 Employee Stock Purchase Plan (the “1997 ESPP”). The 1997 ESPP incorporates an evergreen formula pursuant to which on the first business day of each fiscal year of the Company, beginning February 1, 2000 and continuing each year thereafter, the aggregate number of shares of Common Stock available under the 1997 ESPP shall be increased by a number of shares of Common Stock equal to the lesser of (i) 24,000,000 shares of Common Stock, or (ii) 6% of the number of shares of Common Stock outstanding as of the last day of the immediately preceding fiscal year of the Company reduced by the number of shares of Common Stock added to the Company’s 1997 Plan during the same year. The 1997 ESPP was approved by the stockholders of the Company prior to its initial public offering in 1997. In March 2005, the Compensation Committee, as administrator of the 1997 Plan and the 1997 ESPP, stated its intention to limit the evergreen increases for each of 2006 and 2007, the last two years of these plans, to 3 percent of the shares of the Company’s Common Stock outstanding as of the last day of the fiscal year.

(3)	Represents shares of the Company’s Common Stock issuable upon exercise of options outstanding under the 2000 Non-Qualified Stock Incentive Plan.

(4)	As of January 31, 2005, options and rights to purchase an aggregate of 438,997 shares of the Company’s Common Stock at a weighted average exercise price of $12.13694 were outstanding under the following equity compensation plans, which options and rights were assumed in connection with acquisition transactions: CrossGain Corporation Amended and Restated 2000 Stock Plan, Theory Center Amended and Restated 1999 Stock Option/Stock Issuance Plan, WebLogic, Inc. 1996 Stock Plan and Westside.com, Inc. 1999 Amended and Restated Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans, and the options outstanding under these equity compensation plans are not reflected in the table above.

The following is a description of the material features of the Company’s equity compensation plan that was not approved by the Company’s stockholders:

2000 Non-Qualified Stock Incentive Plan

The Board of Directors adopted the 2000 Non-Qualified Stock Incentive Plan (the “2000 Plan”) on December 1, 1999. The 2000 Plan is administered by the Compensation Committee. Pursuant to the 2000 Plan, the Compensation Committee may grant stock options, stock appreciation rights, restricted stock and performance units, in its discretion, only to employees and consultants of the Company. No stock options, stock appreciation rights, restricted shares or performance units from the 2000 Plan may be granted to directors or executive officers of the Company. The 2000 Plan does not provide for the grant of incentive stock options.

An aggregate of 8,000,000 shares of the Company’s Common Stock have been reserved for the grant of stock options, stock appreciation rights, restricted stock and performance units under the 2000 Plan. Shares underlying awards that are forfeited or canceled are not counted as having been issued under the 2000 Plan. Non-qualified stock options shall be issued under the 2000 Plan with an exercise price of not less than 85% of the fair market value of the Company’s Common Stock on the date of grant. In the case of awards other than non-qualified stock options, the exercise price shall be determined by the administrator of the 2000 Plan. Options are generally non-transferable. The term of all options granted under the Plan shall not exceed ten years from the date of grant. The 2000 Plan shall continue in effect until terminated by the Board of Directors.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended January 31, 2005, which include the consolidated balance sheets of the Company as of January 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the three fiscal years in the period ended January 31, 2005, and the notes thereto. Each member of the Audit Committee is an independent director as defined by applicable Securities and Exchange Commission (“SEC”) and NASDAQ rules. In addition, our Board of Directors has determined that L. Dale Crandall is an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee regularly reviews and assesses the adequacy of its charter.

Review and Discussion with Management

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Review and Discussion with Independent Auditors

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees which include, among other items, matters related to the conduct of the audit of the Company’s financial statements. The Committee also reviewed and discussed with management and Ernst &Young LLP, management’s report and Ernst & Young LLP’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Conclusion

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form l0-K for the year ended January 31, 2005 for filing with the SEC. The Audit Committee and the Board have also recommended the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2006.

MEMBERS OF THE AUDIT COMMITTEE

Dean O. Morton, Chair Stewart K.P. Gross L. Dale Crandall

COMPENSATION COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

The Compensation Committee of the Board was formed in March 1997 and consists of Carol A. Bartz, William H. Janeway and George Reyes. Decisions concerning the compensation of the Company’s executive officers are made by the Compensation Committee and reviewed by the full Board (excluding any interested director).

Executive Officer Compensation Programs

The objectives of the executive officer compensation program are to attract, retain, motivate and reward key personnel who possess the necessary leadership and management skills, through competitive base salary, annual cash bonus incentives, long-term incentive compensation in the form of stock options, and various benefits, including medical and life insurance plans.

The executive compensation policies of the Compensation Committee are intended to combine competitive levels of compensation and rewards for above average performance and to align relative compensation with the achievements of key business objectives, optimal satisfaction of customers, and maximization of stockholder value. The Compensation Committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value.

Base Salaries.  Salaries for the Company’s executive officers are determined primarily on the basis of the executive officer’s responsibility, general salary practices of peer companies and the officer’s individual qualifications and experience. The base salaries are reviewed annually and may be adjusted by the Compensation Committee in accordance with certain criteria which include individual performance, the functions performed by the executive officer, the scope of the executive officer’s on-going duties, general changes in the compensation peer group in which the Company competes for executive talent, and the Company’s general financial performance. The weight given each such factor by the Compensation Committee may vary from individual to individual.

Incentive Bonuses.  The Compensation Committee believes that a cash incentive bonus plan can serve to motivate the Company’s executive officers and management to address annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options. The bonus amounts are based upon recommendations by the Compensation Committee and a subjective consideration of factors including such officer’s level of responsibility, individual performance, contributions to the Company’s success and the Company’s financial performance.

Long Term Compensation.  Long-term incentives are provided through stock option, restricted stock, and/or restricted stock unit grants to executive officers and other employees under the Company’s stock plans. Because of the direct relationship between the value of stock-based compensation and the stock price, the Compensation Committee believes that stock-based compensation motivates executive officers to manage the Company in a manner that is consistent with stockholder interests. Stock-based compensation is intended to focus the attention of the recipient on the Company’s long-term performance, which the Company believes results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options generally vest and become fully exercisable over a four-year period. However, the Board has authority to grant stock-based compensation with differing vesting periods. The principal factors considered in granting stock-based compensation to executive officers of the Company include prior performance, level of responsibility, other compensation and the executive officer’s ability to influence the Company’s long-term growth and profitability. However, the Company’s stock plan does not provide any quantitative method for weighting these factors, and a decision to grant an award is primarily based upon a subjective evaluation of the past as well as future anticipated performance.

Senior Executive Bonus Plan.  During the year ended January 31, 2005, the Company maintained the senior executive bonus plan program in accordance with the 2004 Senior Executive Bonus Plan approved at the 2003 annual meeting of stockholders. The Compensation Committee approved specific performance targets for the fiscal year ended January 31, 2005. Bonuses are paid under the bonus plan only if performance goals that the Company sets at the beginning of each fiscal year are achieved. Accordingly, the actual bonuses paid (if any) will vary depending upon actual performance. The Compensation Committee can choose a range of performance measures as specified in the plan document that was approved by the Company’s stockholders. For the fiscal year ended January 31, 2005, the Compensation Committee compared the Company’s actual performance to targeted performance for the year and applied the bonus formula to this actual performance. This calculation resulted in $1,088,000 in bonuses being paid under the senior executive bonus plan.

Executive Deferred Compensation Plan.  The Company maintains an executive deferred compensation plan, pursuant to which certain members of management (including the executive officers) may elect to defer a portion of his or her annual compensation. The participants’ funds are invested among various funds designated by the plan administrator and currently may not be invested in the Company’s Common Stock or other Company securities. Upon the death or retirement of a participant, the funds attributable to the participant (including any earnings on contributions) are distributed to the participant or the participant’s beneficiary in a lump sum or in annual installments over a period not to exceed ten years.

Other Compensation Plans.  The Company has adopted certain general employee benefit plans, including a 401(k) Plan, in which executive officers are permitted to participate on parity with other employees.

Deductibility of Compensation.  Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the federal income tax deductibility of compensation paid to the Company’s Chief Executive Officer and to each of its four other most highly compensated executive officers to the extent that such compensation exceeds $1 million in any one year. Under Section 162(m), the Company may deduct compensation in excess of $1 million if it qualifies as “performance-based compensation,” as defined in Section 162(m).

It is the Company’s policy to make reasonable efforts to cause executive compensation to be eligible for deductibility under Section 162(m) of the Code. However, it is possible that non-qualifying compensation paid to the Company’s executive officers may exceed $1 million in a taxable year and therefore limit the deductibility by the Company of a portion of such compensation. For example, in fiscal 2005 and fiscal 2003, the compensation paid to the Chief Executive Officer exceeded $1 million. All or some portion of such compensation paid to the Chief Executive Officer in excess of $1 million will be non-deductible. The Compensation Committee evaluates the Company’s executive compensation policies and benefit plans from time to time to determine whether additional actions to maintain the tax deductibility of executive compensation are in the best interest of the Company’s stockholders.

Options and stock appreciation rights granted under the Company’s 1997 Stock Incentive Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided options and stock appreciation rights are approved by the Compensation Committee and granted in compliance with the requirements of Section 162(m). Bonuses paid under the 2004 Senior Executive Bonus Plan will qualify as performance-based compensation and be exempt from the Section 162(m) deductibility limit provided the bonuses are approved by the Compensation Committee and paid in compliance with the requirements of Section 162(m).

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is reviewed annually on the same basis as discussed above for all executive officers. Mr. Chuang’s base salary earned for the fiscal year ended January 31, 2005 was $700,000. Mr. Chuang’s base salary was established in part by comparing the base salaries of chief executive officers at other companies of similar size. Mr. Chuang’s base salary was at the approximate median of the base salary range for presidents/chief executive officers of comparative companies. Mr. Chuang was granted options to purchase up to 750,000 shares of the Company’s Common Stock and a bonus of $279,366 for the fiscal year ended January 31, 2005.

MEMBERS OF THE COMPENSATION COMMITTEE

Carol A. Bartz, Chair
William H. Janeway
George Reyes

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships entered into or existing during the fiscal year ended January 31, 2005 between the Company and certain affiliated parties.

Line of Credit

In September 1999, the Company issued an unsecured line of credit to Alfred S. Chuang, the Company’s Chairman of the Board, Chief Executive Officer and President, in the amount of $5.0 million. No borrowings have been made and none were outstanding under this line of credit during fiscal 2005 or as of March 31, 2005.

Indemnification

The Company has entered into indemnification agreements with its directors and certain of its executive officers. The indemnification agreements provide, among other things, that the Company will indemnify its directors and executive officers, under the circumstances and to the extent provided therein, for expenses, damages, judgments, fines and settlements each may be required to pay in actions or proceedings which any of them may be made a party by reason of their positions as a director, executive officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and the Company’s bylaws.

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following graph shall not be deemed to be incorporated by reference into any such filings.

The following graph compares the percentage change in the cumulative total stockholder return on the Company’s Common Stock from January 31, 2000 through the end of the Company’s fiscal year ended January 31, 2005, with the percentage change in the cumulative total return for the NASDAQ Stock Market (U.S.) Index and the NASDAQ Computer & Data Processing Services Index. The comparison assumes an investment of $100 on January 31, 2000 in the Company’s Common Stock and in each of the foregoing indices and assumes reinvestment of dividends. The stock performance shown on the graph below is not necessarily indicative of future price performance.

CODE OF ETHICS

The Board of Directors has adopted a Financial Officer Code of Ethics applicable to all directors, officers, and employees of the Company to the extent required by applicable securities laws, rules of the SEC, and the listing standards of the NASDAQ Stock Market, Inc. The Company will disclose any amendments to, or waivers from, any provision of its Financial Officer Code of Ethics on a Form 8-K to be filed with the SEC. A copy of the Financial Officer Code of Ethics is posted on the Company’s website at www.bea.com.

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting.  For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefore in writing to the Secretary of the Company. To be timely for the 2006 annual meeting, a stockholder’s notice must be delivered to or mailed and received by the Secretary of the Company at the principal executive offices of the Company, between February 23, 2006 and March 25, 2006. A stockholder’s notice to the Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares of the Company which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2006 annual meeting of stockholders must be received by the Company not later than January 16, 2006 in order to be considered for inclusion in the Company’s proxy materials for that meeting.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% percent of the Company’s Common Stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of the Company’s Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received or written representations from certain Reporting Persons, the Company believes that during the fiscal year ended January 31, 2005, all Reporting Persons complied with all applicable filing requirements.

Other Matters

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to submit a proxy by telephone, Internet, or by returning the accompanying proxy card in the enclosed envelope.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, BEA SYSTEMS, INC., 2315 NORTH FIRST STREET, SAN JOSE, CALIFORNIA 95131, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Alfred S. Chuang
Chairman of the Board, Chief Executive
Officer and President

May 16, 2005
San Jose, California

BEA SYSTEMS, INC. C/O INVESTOR RELATIONS 2315 N. FIRST STREET SAN JOSE, CA 95131
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by BEA Systems, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage- paid envelope we have provided or return to BEA Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	BEASY1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
BEA SYSTEMS, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED BELOW AND FOR PROPOSAL 2.

Vote On Directors				For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1.

Election of two Class II Directors (or if any nominee is not available for election, such substitute as the Board of Directors or the proxy holders may designate).
01) Alfred S. Chuang and 02) Stewart K.P. Gross

				All	All	Except

				☐	☐	☐

Vote On Proposals								For	Against	Abstain

2.		Proposal to ratify and approve the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the fiscal year ending January 31, 2006.
								☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4.
3.		Stockholder proposal regarding director election by majority vote.						☐	☐	☐

4.		Stockholder proposal regarding declassification of the Board of Directors.						☐	☐	☐

(Please sign exactly as your name appears on this proxy card.  If shares are held jointly, each holder should sign.  When signing as attorney, executor, administrator, corporation, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

		Yes	No

Please indicate if you plan to attend this meeting		☐	☐

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household

		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)			Date

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

BEA SYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS
June 23, 2005

The undersigned hereby appoints Alfred S. Chuang and Robert F. Donohue, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this proxy card, all of the shares of Common Stock of BEA Systems, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 p.m., Pacific Daylight Time, on Thursday, June 23, 2005, at Techmart, located at 5201 Great America Parkway, Santa Clara, California, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2, AND AGAINST PROPOSALS 3 AND 4.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

CONTINUED AND TO BE SIGNED ON REVERSE SIDE